Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”), dated as of June 20, 2024, but effective as of July 1, 2024 (the “Effective Date”), is by and between Stephanie Sentell, on the one hand (“Employee”), and each of Shake Shack Inc., a corporation organized under the laws of the State of Delaware (“Pubco”), SSE Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (the “Partnership”), and Shake Shack Enterprises, LLC, a limited liability company organized under the laws of the State of New York, on the other hand (“Enterprises” and, together with Pubco and the Partnership, collectively, the “Company”).

RECITALS

WHEREAS, Employee has been appointed Chief Operations Officer as of the Effective Date; and

WHEREAS, in connection with such appointment, the parties desire to enter into this Agreement to reflect the terms of Employee’s employment.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, effective as of the Effective Date, as follows:

1.             Certain Definitions

(a)            “2024 Semi-Annual Bonus” shall have the meaning set forth in Section 3(b)(ii).

(b)            “Accrued Obligations” shall have the meaning set forth in Section 5(a).

(c)           “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

(d)           “Agreement” shall have the meaning set forth in the preamble hereto.

(e)           “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(f)            “Annual Equity Award” shall have the meaning set forth in Section 3(c).

(g)           “Benefits” shall have the meaning set forth in Section 20(d).

(h)           “Board” shall mean the Board of Directors of Shake Shack Inc.

(i)            “Bonus” shall have the meaning set forth in Section 3(b)(i).

(j)             “Business” shall mean the business of developing, managing, and/or operating of (i) “better burger” restaurants, (ii) “quick service” or “fast food” restaurants with an emphasis on hamburgers, and (iii) fast casual restaurants (i.e., restaurants that do not offer table service but promise a higher quality of food with fewer frozen or processed ingredients than a fast food restaurant; e.g., Chipotle Mexican Grill, Culvers and Panera).

(k)            The Company shall have “Cause” to terminate Employee’s employment hereunder upon: (i) the willful misconduct, gross negligence or an act of dishonesty of Employee with regard to the Company or any of its Affiliates, which in either case, results in or could reasonably be expected to result in material harm to the Company or such Affiliate; (ii) the willful and continued failure of Employee to attempt to perform her duties with the Company or any of its Affiliates (other than any such failure resulting from Employee’s Disability), which failure is not remedied within 30 days after receiving written notice thereof; (iii) the conviction of Employee of (or the plea by Employee of guilty or nolo contendere to) any felony involving moral turpitude (other than traffic related offenses or as a result of vicarious liability); or (iv) a material breach by Employee of any material provision of this Agreement, which breach is not remedied within ten (10) days after receiving written notice thereof.

(l)             “Claims” shall have the meaning set forth in Section 8(a).

(m)          “COBRA” shall have the meaning set forth in Section 5(b)(iii).

(n)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(o)           “Company” shall have the meaning set forth in the preamble hereto.

(p)          “Confidential Information” shall mean confidential, proprietary, and personal information about the Company, its partners and owners, and its customers and patrons. Such confidential, proprietary, and personal information includes but is not limited to information concerning the personal and financial affairs of the Company’s partners and owners as well as the Company’s business, financial condition, operations, assets and liabilities, research and development, marketing and public relations strategies, formulas, programs, systems of operations, recipes, ingredient lists, identification of suppliers and resources for goods and services, information regarding the needs, preferences, electronic mail addresses, names and telephone numbers of Company customers and guests, customer and guest lists, employee information, training manuals and videos, written procedures integral to the Company’s day-to-day operations, trade secrets, sales, products, services, accounts, purchasers of Company products, marketing, packaging, merchandising, distribution, manufacturing, finance, financial data, technology, intellectual property, including patents, design patents, trademarks, trade dress, copyrights, strategies, business structures, operations or ventures or other business affairs or plans, or information relating to existing or contemplated businesses, products and/or services of the Company, and any other information which the Company does not disclose to third parties not in a relationship of confidence with the Company.

(q)           “Date of Termination” shall mean (i) if Employee’s employment is terminated due to Employee’s death, the date of Employee’s death; (ii) if Employee’s employment is terminated due to Employee’s Disability, the date determined pursuant to Section 4(a)(ii); or (iii) if Employee’s employment is terminated pursuant to Section 4(a)(iii)-(vi), either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

(r)            “Disability” shall mean Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than 12 months.

(s)            “Effective Date” shall have the meaning set forth in the recitals hereto.

(t)            “Employee” shall have the meaning set forth in the preamble hereto.

(u)           “Excise Tax” shall have the meaning set forth in Section 20(d).

(v)           “Extension Term” shall have the meaning set forth in Section 2(b).

(w)          “Full Payment” shall have the meaning set forth in Section 20(d).

(x)           Employee shall have “Good Reason” to terminate Employee’s employment hereunder after the occurrence of one or more of the following conditions without Employee’s consent: (i) any material adverse change by the Company in the Annual Base Salary, position, duties, responsibilities, authority, title or reporting obligations, or the assignment of duties to Employee by the Company that are materially inconsistent with Employee’s position; (ii) a relocation of Employee’s principal business location by more than fifty (50) miles from its then current location; or (iii) any other material breach by the Company of this Agreement or any other agreement with Employee. Notwithstanding the foregoing, no termination for Good Reason will be effective unless: (A) Employee provides the Company with at least thirty (30) days prior written notice of her intent to resign for Good Reason (which notice must be provided within sixty (60) days following the occurrence of the event(s) purported to constitute Good Reason); and (B) the Company has not remedied the alleged violation(s) within the thirty (30)-day period; in which event Employee’s resignation shall become effective on the thirtieth (30th) day following the Company’s receipt of written notice.

(y)           “Incentive Award Plan” shall have the meaning set forth in Section 3(c).

(z)            “Initial Term” shall have the meaning set forth in Section 2(b).

(aa)          “Notice of Termination” shall have the meaning set forth in Section 4(b).

(bb)         “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(cc)          “Reduced Payment” shall have the meaning set forth in Section 20(d).

(dd)         “Release” shall have the meaning set forth in Section 5(b).

(ee)         “Release Expiration Date” shall have the meaning set forth in Section 20(c).

(ff)           “Restricted Area” shall have the meaning set forth in Section 6(b).

(gg)         “Rules” shall have the meaning set forth in Section 8(a).

(hh)         “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(ii)           “Severance Period” shall mean the period beginning on the Date of Termination and ending on the date that is twelve (12) Fiscal Months following the date of Termination.

(jj)            “Signing Cash Award” shall have the meaning set forth in Section 3(d).

(kk)         “Signing Restricted Stock Unit Award” shall have the meaning set forth in Section 3(e).

(ll)           “Target Bonus Opportunity” shall have the meaning set forth in Section 3(b)(i).

(mm)       “Term” shall have the meaning set forth in Section 2(b).

2.            Employment

(a)           In General. The Company shall employ Employee under this Agreement and Employee shall remain in the employ of the Company under this Agreement, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)           Term of Employment. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the third (3rd) anniversary thereof, unless earlier terminated as provided in Section 4. The Initial Term shall automatically be extended for successive one-year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”), unless either party hereto gives notice of non-extension of the Term to the other no later than ninety (90) days prior to the expiration of the then-applicable Term.

(c)           Position and Duties. During the Term, Employee: (i) shall serve as Chief Operations Officer of the Company, with responsibilities, duties and authority customary for such position; (ii) shall report directly to the Chief Executive Officer; (iii) shall devote substantially all Employee’s working time and efforts to the business and affairs of the Company; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. The parties acknowledge and agree that Employee’s duties, responsibilities and authority may include services for one or more Affiliates of the Company.

3.            Compensation and Related Matters

(a)           Annual Base Salary. During the Term, Employee shall receive a base salary at a rate of Five Hundred Fifty Thousand U.S. Dollars (US$550,000.00) per annum, as adjusted, which shall be paid in accordance with the customary payroll practices of the Company (the “Annual Base Salary”). Employee’s Annual Base Salary shall be reviewed annually in connection with Employee’s annual performance review. The annual review of Employee’s Annual Base Salary will consider both Employee’s and the Company’s performance. Any adjusted salary then shall become Employee’s Annual Base Salary.

(b)           Bonuses.

(i)            During the portion of the Term beginning after the conclusion of fiscal year 2024, Employee shall be eligible to receive an annual bonus, semi-annual bonus, or such other periodic performance-based cash bonus as determined by the Board (or the Compensation Committee thereof), in each case based on an annualized target bonus opportunity of Seventy-Five Percent (75%) of the Annual Base Salary (the “Bonus”; such target bonus opportunity, the “Target Bonus Opportunity”), which shall be payable based upon the attainment of individual and Company performance goals established each fiscal year by the Board (or the Compensation Committee thereof), with the opportunity to make up to Two Hundred Percent (200%), on an annualized basis, of the Annual Base Salary, which shall be payable if the Company and/or Employee exceed such performance goals. Each such bonus shall be payable on, or at such date as is determined by the Board within one hundred twenty (120) days following, the last day of the Fiscal Month, Fiscal Quarter or Fiscal Year, as applicable, with respect to which such bonus relates.

(ii)          For fiscal year 2024, Executive shall be eligible to receive a semi-annual performance-based cash bonus (the “2024 Semi-Annual Bonus”) based on the Target Bonus Opportunity, which shall be payable based upon the attainment of individual and Company performance goals established for the second half of fiscal year 2024, with the opportunity to make up to Two Hundred Percent (200%), on an annualized basis, of the Annual Base Salary, which shall be payable if the Company and/or Employee exceed such performance goals, with such amount being equal to the target amount of the 2024 Semi-Annual Bonus for the second half of fiscal year 2024 as adjusted based on the attainment of such Company and Employee performance goals established for the second half of fiscal year 2024. The 2024 Semi-Annual Bonus shall be payable on, or at such date as is determined by the Board within one hundred twenty (120) days following, the last day of fiscal year 2024.

(iii)          Except as provided in Section 5, notwithstanding any other provision of this Section 3(b), no bonus shall be payable under this Section 3(b) unless Employee remains continuously employed with the Company during the period beginning on the Effective Date and ending on the applicable bonus payment date.

(c)           Equity Awards. With respect to each Company fiscal year commencing in fiscal year 2025, Employee shall be eligible to receive an annual equity compensation award (each such award, an “Annual Equity Award”), currently with a minimum target value of Seven Hundred Fifty Thousand U.S. Dollars (US$750,000.00). Each Annual Equity Award shall be subject to the terms of the Shake Shack Inc. 2015 Incentive Award Plan, as amended and restated, and as it may be further amended, or its successor plan (the “Incentive Award Plan”), and shall be set forth in one or more written award agreements between the Company and Employee. Employee agrees and acknowledges that the future grant of equity awards, if any, and the terms and conditions of such equity awards, shall be subject to the sole discretion of the Board (or the Compensation Committee thereof).

(d)           Signing Cash Award. Employee shall be entitled to receive a cash award (the “Signing Cash Award”) equal to Seven Hundred Fifty Thousand U.S. Dollars (US$750,000.00). The Signing Cash Award shall be payable within fourteen (14) days following the Effective Date; provided, however, that in the event Employee is terminated for Cause or resigns without Good Reason prior to the first (1st) anniversary of the date on which the Signing Cash Award is paid, Employee shall repay to the Company the total value of the Signing Cash Award within thirty (30) days of the Date of Termination. Employee further authorizes the Company to deduct from any wages owed to Employee any amount owed to the Company hereunder.

(e)           Signing Restricted Stock Unit Award. On July 15, 2024, Employee shall be granted restricted stock units for such number of shares of the Company’s Class A common stock as may be determined based on an aggregate grant date fair value of Seven Hundred Fifty Thousand U.S. Dollars (US$750,000.00), as calculated using the closing stock price on the award date (the “Signing Restricted Stock Unit Award”). Provided that Employee remains employed by the Company through the applicable vesting dates, and except as otherwise provided for in this Agreement, the Signing Restricted Stock Unit Award shall vest in four (4) equal installments on each of the first (1st), second (2nd), third (3rd), and fourth (4th) anniversaries of the award date.

(f)            Benefits. During the Term, Employee shall be eligible to participate in employee benefit plans, programs and arrangements of the Company in accordance with their terms, as in effect from time to time, including Health, Dental, and Vision insurance plans (available on the 91st day after the Effective Date) and the 401(k) plan (available as of 90 days following the Effective Date), and as are generally provided by the Company to its senior executive officers. In addition, during the portion of the Term beginning on the Effective Date and such date that Employee is eligible to participate in the Company’s Health, Dental, and Vision insurance plans, the Company shall reimburse Employee for the equivalent of the monthly employer portion of health care coverage costs that the Company pays for the Company’s other senior executive officers; provided that Employee submits to the Company evidence of Employee’s payments to the COBRA administrator.

(g)           Vacation; Holidays. During the Term, Employee shall be entitled to paid time off each full calendar year in accordance with the Company’s Paid Time Off Policy. As of the Effective Date, Employee shall be eligible to accrue hours for the equivalent of eighteen (18) days of paid time off each fiscal year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Employee. Holidays shall be provided in accordance with Company policy, as in effect from time to time.

(h)           Business Expenses; Commuting Expense Stipend.

(i)            During the Term, the Company shall reimburse Employee for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Employee in the performance of Employee’s duties to the Company in accordance with the Company’s Travel and Expense policy, as in effect from time to time.

(ii)           In addition, through the first (1st) anniversary of the Effective Date, Employee shall be entitled to a stipend of Four Thousand U.S. Dollars (US$4,000.00) per fiscal month (pro rated for the fiscal month in which the Effective Date and the anniversary date fall and subject to any applicable withholding) on account of travelling to and from Employee’s primary residence and the Company’s principal business location in New York, New York, subject to the Company’s Travel & Expense Policy, as in effect from time to time.

(i)             Indemnification. During the Term and for so long thereafter as liability exists with regard to Employee’s activities during the Term on behalf of the Company, the Company shall indemnify, defend, and hold harmless Employee (other than in connection with Employee’s gross negligence or willful misconduct) in accordance with the Company’s customary indemnification policies and procedures which are applicable to the Company’s officers and directors.

4.            Termination.

During the Term, Employee’s employment hereunder may be terminated by the Company or Employee, as applicable, without any breach of this Agreement only under the following circumstances:

(a)            Circumstances

(i)             Death. Employee’s employment hereunder shall terminate upon Employee’s death.

(ii)           Disability. If Employee incurs a Disability, the Company may give Employee written notice of its intention to terminate Employee’s employment. In that event, Employee’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by Employee or the date specified in such notice; provided that, within the thirty (30)-day period following receipt of such notice, Employee shall not have returned to full-time performance of Employee’s duties hereunder.

(iii)          Termination for Cause. The Company may terminate Employee’s employment for Cause.

(iv)          Termination without Cause. The Company may terminate Employee’s employment without Cause.

(v)           Resignation for Good Reason. Employee may resign from Employee’s employment for Good Reason.

(vi)         Resignation without Good Reason. Employee may resign from Employee’s employment without Good Reason.

(b)           Notice of Termination. Any termination of Employee’s employment by the Company or by Employee under this Section 4 (other than a termination pursuant to Section 4(a)(i) above) shall be communicated by a written notice to the other party hereto (a “Notice of Termination”): (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated (except with respect to a termination pursuant to Sections 4(a)(iv) or (vi), for which no detail is necessary), and (iii) specifying a Date of Termination which, if submitted by Employee, shall be at least thirty (30) days following the date of such notice with respect to a termination pursuant to Section 4(a)(v) or ninety (90) days following the date of such notice with respect to a termination pursuant to Section 4(a)(vi); provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); provided further, that, notwithstanding the foregoing, in the event that Employee delivers a Notice of Termination to the Company, the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination). A Notice of Termination submitted by the Company (other than a Notice of Termination under Section 4(a)(ii)) may provide for a Date of Termination on the date Employee receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company or Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Employee hereunder or preclude the Company or Employee from asserting such fact or circumstance in enforcing the Company’s or Employee’s rights hereunder. Notwithstanding the foregoing, a termination pursuant to Section 4(a)(iii) shall be deemed to occur if following Employee’s termination of employment for any reason the Company determines that circumstances existing prior to such termination would have entitled the Company to terminate Employee’s employment pursuant to Section 4(a)(iii) (disregarding any applicable cure period).

5.             Company Obligations Upon Termination of Employment

(a)           In General. Upon a termination of Employee’s employment for any reason, Employee (or Employee’s estate) shall only be entitled to receive: (i) any portion of Employee’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to Employee under Section 3(h), (iii) any accrued but unused time off pay owed to Employee pursuant to Section 3(g), subject to the Company’s Paid Time Off policy and (iv) any amount arising from Employee’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(f), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (the “Accrued Obligations”). Except as otherwise set forth in Section 5(b) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of Employee’s termination of employment for any reason.

(b)           Termination without Cause or for Good Reason. In the event of Employee’s termination of employment by the Company without Cause pursuant to Section 4(a)(iv) or by Employee for Good Reason pursuant to Section 4(a)(v), in addition to the Accrued Obligations described in Section 5(a) above, the Company shall, subject to Section 20 and Section 5(c) and subject to Employee’s execution and non-revocation of a waiver and release of claims agreement in the Company’s customary form (a “Release”), as of the Release Expiration Date, in accordance with Section 20(c):

(i)             Continue to pay to Employee Annual Base Salary during the Severance Period in accordance with the Company’s regular payroll practice as of the Date of Termination;

(ii)           Pay to Employee an amount equal to (A) the amount of the Bonus or 2024 Semi-Annual Bonus, as applicable, that would have been payable to Employee pursuant to Section 3(b) if Employee was still employed as of the applicable bonus payment date in respect of the fiscal year in which the Date of Termination occurs and without duplication of any amounts previously paid to Employee in respect of such Bonus or 2024 Semi-Annual Bonus for the fiscal year of Employee’s termination, except that (x) Employee shall receive only a portion of the Bonus or 2024 Semi-Annual Bonus that Employee otherwise would have been entitled to pursuant to Section 3(b) that is attributable to achievement of Company performance goals only (and excluding individual performance goals) in such year and (y) the Bonus or 2024 Semi-Annual Bonus shall in no event exceed the portion of the Target Bonus Opportunity set forth in Section 3(b) relating to achievement of the Company’s performance goals only (and excluding individual performance goals) in such year, multiplied by (B) a fraction, the numerator of which is the number of full fiscal months elapsed during the fiscal year prior to the Date of Termination and the denominator of which is the number of full fiscal months in the applicable fiscal year. Any amount payable pursuant to this Section 5(b)(ii) shall, subject to Section 20 and Section 5(c), be paid to Employee in accordance with Section 3(b) as if Employee was still employed on the applicable bonus payment date, but in no event earlier than January 1, or later than December 31, of the calendar year immediately following the calendar year in which the Date of Termination occurs. In the event the Date of Termination occurs prior to the applicable bonus payment date for any Bonus or the 2024 Semi-Annual Bonus, as the case may be, earned in the prior fiscal year, Employee shall be entitled to receive such Bonus or 2024 Semi-Annual Bonus, as the case may be, in accordance with the terms set forth in Section 3(b) as if Employee was still employed on the applicable bonus payment date, but in no event prior to the applicable bonus payment date therefor;

(iii)         If, during the Severance Period, Employee elects to continue coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continue coverage for Employee and any eligible dependents under the Company group health benefit plans in which Employee and any dependents were entitled to participate immediately prior to the Date of Termination. In the event Employee elects to continue with COBRA coverage, provided, that Employee timely submits to the Company evidence of Employee’s payments made to the COBRA administrator, the Company will reimburse Employee for the Company’s share of the premiums associated therewith in an amount equal to what the Company pays for the health insurance premiums of other senior executive officers at the Company. The COBRA health continuation period under Section 4980B of the Code shall run concurrently with the period of continued coverage set forth in this Section 5(b)(iii); provided, however, that in the event Employee obtains other employment that offers group health benefits, such continuation of COBRA coverage by the Company under this Section 5(b)(iii) shall immediately cease.

(iv)          As of the Date of Termination, the Company shall, at its expense, provide Employee with outplacement services from one or more organizations that are then offered by the Company from time to time for up to six (6) months from the Date of Termination or until employment is obtained, whichever occurs first.

(c)          Breach of Restrictive Covenants. Notwithstanding any other provision of this Agreement, no payment or benefit shall be made or provided pursuant to Section 5(b) following the date Employee first violates any of the restrictive covenants set forth in Section 6 or any other written agreement between Employee and the Company or any of its Affiliates.

(d)           Complete Severance. The provisions of this Section 5 shall supersede in their entirety any severance payment or benefit obligations to Employee pursuant to the provisions in any severance plan, policy, program or other arrangement maintained by the Company.

6.            Restrictive Covenants. In consideration for the potential payments to Employee hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees to the following:

(a)           Confidentiality. Employee shall not, at any time during the Term or at any time thereafter, directly or indirectly, use for the benefit of himself or any third party or disclose to any Person, firm, company or other entity (other than the Company or any of its Affiliates) any Confidential Information without the prior written consent of the Company, except (i) as required in the performance of her duties to the Company and its Affiliates, (ii) to the extent that Employee is required by law, subpoena or court order to disclose any Confidential Information (provided that in such case, Employee shall (1) provide the Company with the earliest notice possible that such disclosure is or may be required, (2) reasonably cooperate with the Company and its Affiliates, at the Company’s expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of such Confidential Information and (3) disclose only that Confidential Information which he is legally required to disclose), (iii) disclosing information that has been or is hereafter made public through no act or omission of Employee in violation of this Agreement or any other confidentiality obligation or duty owed to the Company or its Affiliates, (iv) disclosing information and documents to her attorney or tax adviser for the purpose of securing legal or tax advice (provided that such Persons agree to keep such information confidential) or (v) disclosing only the post-employment restrictions in this Agreement in confidence to any potential new employer. Employee shall take all actions necessary to protect the integrity of the business plans, customer lists, statistical data and compilations, agreements, contracts, manuals or other materials, in whatever form, of the Company and its Affiliates that contain Confidential Information, and upon the termination of Employee’s employment, Employee agrees that all Confidential Information in her possession or under her control, directly or indirectly, that is in writing, computer generated or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by Employee or furnished to any Person, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication. Employee agrees that the provisions of this Section 6 are reasonable and necessary to protect the proprietary rights of the Company and its Affiliates in the Confidential Information and trade secrets, goodwill and reputation. In addition, the terms and conditions of this Agreement shall remain strictly confidential, and Employee shall not disclose the terms and conditions hereof to any Person, other than immediate family members, legal advisors or personal tax or financial advisors, provided that each such Person agrees to keep such terms and conditions confidential.

(b)           Non-Competition. Employee shall not, during the Term and for a period of time after Employee’s Date of Termination equal to twelve (12) months, directly or indirectly, whether for himself or on behalf of any other Person, engage in, own, manage, operate, advise, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest (whether as a stockholder, director, officer, partner, consultant, proprietor, agent or otherwise) in, or aid or assist anyone else in the conduct of, any Business that competes, directly or indirectly, with the Company or any of its Affiliates in the Business or is otherwise engaged in activities competitive with the Company or any of its Affiliates in the Business, in any jurisdiction in the United States of America or any other country in the world where the Company or any of its Affiliates are then engaged in the Business (the “Restricted Area”). The Business of any of the Company’s licensed or franchise partners, whether now or in the future, shall be deemed competitive with the Company or any of its Affiliates in the Business. Employee agrees that the restrictions set forth in this Section 6(b) shall apply to any business (not only the Business) of the Company’s licensed or franchised partners.

Employee agrees that the Restricted Area is reasonable taking into consideration the nature and scope of the operations of the Company and its Affiliates in the Business and Employee’s role in such operations. It shall not be a violation of this Section 6(b) for Employee to own less than 1% of the outstanding shares of a corporation that is engaged in the Business whose shares are listed on a national stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers.

(c)           Non-Solicitation. Employee shall not, during the Term and for a period time after Employee’s Date of Termination equal to twelve (12) months, either directly or indirectly, and whether for himself or on behalf of any other Person; (i) seek to persuade any employee or consultant of the Company or any of its Affiliates to discontinue or diminish his or her status or employment therewith or seek to persuade any employee, former employee (who was employed by the Company or any of its Affiliates at any time during the 12-month period prior to the termination of Employee’s employment with the Company), or exclusive consultant of the Company or any of its Affiliates to become employed or to provide consulting or contract services to a business competitive with the Company or its Affiliates in the Business; (ii) solicit, employ or engage, or cause to be solicited, employed, or engaged, any person who is or was employed by the Company or any of its Affiliates at any time during the 12-month period prior to the termination of Employee’s employment with the Company; or (iii) solicit, encourage, or induce any contractor, agent, client, customer, supplier, or the like of the Company or any of its Affiliates to terminate or diminish its/his relationship with, the Company or any of its Affiliates, or to refrain from entering into a relationship with the Company or any of its Affiliates, including, without limitation, any prospective contact, contractor, agent, client, customer, or the like of the Company or any of its Affiliates; provided, however, that the foregoing shall not prohibit Employee from placing any general advertisements for employees so long as such general advertisements are not directed to any employees of the Company or any of its Affiliates (provided that Employee may not, during the time periods set forth in this Section 6(c), hire or engage any such Person who responds to such general advertisement).

(d)           Non-Disparagement. Employee agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or Affiliates, either orally or in writing, at any time, and the Company agrees to instruct its directors and officers as of the Date of Termination not to disparage Employee, either orally or in writing, at any time; provided that Employee, the Company and the Company’s directors and officers may confer in confidence with their respective legal representatives and make truthful statements as required by law.

(e)           Return of Company Property. On the date of Employee’s termination of employment with the Company for any reason, Employee shall return all property belonging to the Company or its Affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). Employee may retain her rolodex and similar books, provided that such items only include contact information.

(f)            Remedies. In addition to whatever other rights and remedies the Company and its Affiliates may have at equity or in law (including, without limitation, the right to seek monetary damages), if Employee breaches any of the provisions contained in this Section 6, (i) the Company shall have the right immediately to terminate Employee’s right to any amounts payable under this Agreement and (ii) the Company and its Affiliates shall have the right to injunctive relief, without the requirement to prove actual damages or to post any bond or other security, and to obtain the costs and reasonable attorneys’ fees they incur in enforcing their rights under this Agreement. Employee acknowledges that (A) her breach of this Section 6 would cause irreparable injury to the Company and/or its Affiliates, (B) money damages alone would not provide an adequate remedy for the Company or its Affiliates, (C) her services to the Company are special, unique and extraordinary, and (D) the restrictions in this Section 6 (x) are no greater than required to protect the Company’s legitimate protectable interests (including, without limitation, the Confidential Information and the Company’s goodwill), (y) do not impose undue hardship on Employee, and (z) are reasonable in duration and geographic scope. Employee further acknowledges that (I) any breach or claimed breach of the provisions set forth in this Agreement shall not be a defense to enforcement of the restrictions set forth in this Section 6 and (II) the circumstances of Employee’s termination of employment with the Company shall have no impact on her obligations under this Section 6.

(g)           Blue Pencil. In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(h)           Tolling During Periods Of Breach. Employee and the Company agree and intend that Employee’s obligations under this Section 6 be tolled during any period that Employee is in breach of any of the obligations under this Section 6, so that the Company and each Affiliate of the Company are provided with the full benefit of the restrictive periods set forth herein.

(i)            Third Party Beneficiary. The Company and each Affiliate of the Company are intended third party beneficiaries of the terms of this Section 6 and shall have the right to enforce the provisions of this Section 6 as if they were a party hereto.

(j)            Survival. Employee’s obligations under this Section 6 shall survive the termination of this Agreement and the termination of her employment with the Company.

7.            Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. Employee may not assign Employee’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, Employee and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

8.            Dispute Resolution.

(a)           Employee and the Company agree that any claim, dispute, or controversy arising between them, including but not limited to all issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement (collectively, “Claims”), shall be resolved by final and binding arbitration, pursuant to the Federal Arbitration Act, by JAMS in accordance with its Employment Arbitration Rules & Procedures (or any successor rules and procedures then in effect for employment disputes) (“Rules”). Both the Company and Employee shall have the right to be represented by counsel of their choosing (at their own expense) and shall be entitled to adequate discovery prior to the arbitration as determined by the arbitrator, who shall be selected in accordance with the Rules. Any such arbitration shall take place in New York, New York, unless otherwise mutually agreed upon by Employee and the Company. To the extent the rules of JAMS differ from the terms of this Agreement, the terms of this Agreement shall govern.

(b)           Employee understands and agrees that the procedures outlined in this Agreement will be the exclusive means of redress for any disputes relating to or arising from Employee’s employment with the Company (or Employee’s termination), whether such disputes are initiated by Employee or the Company. The claims covered by this provision include, but are not limited to: (i) claims for wages or other compensation, including such claims due to breach of any contract or covenant (express or implied); (ii) tort claims, including claims for damages or personal injury; (iii) claims for benefits (except where an employee benefit or pension plan specifies that its claims procedures shall culminate in an arbitration procedure different from this one); and (iv) claims for violation of any federal, state, or local law, statute, regulation, or ordinance, or the common law. The arbitrator shall apply the substantive law of the state in which the Claim arose or federal law, or both, as applicable to the Claim asserted. The following claims are not covered by this Section 8 arbitration provision: claims for: (i) workers’ compensation; (ii) unemployment compensation benefits; (iii) pre-dispute claims under the Dodd-Frank Act; and (iv) to the extent that the Federal Arbitration Act, 9 U.S.C. § 1 et seq., does not preempt New York State Senate Bill S7507C and/or New York Civil Practice Law and Rules Section 7515, claims for sexual harassment. A request for arbitration must be submitted within the applicable statute of limitations period under the federal, state, or local law governing the Claim at issue; otherwise, the Claim shall be void and deemed waived. The Federal Rules of Evidence shall apply to the arbitration proceeding.

(c)           Employee and the Company understand and acknowledge that, by entering into this Agreement, Employee and the Company are waiving their respective rights to a trial by jury and to have any Claims adjudicated by a court or jury. Employee and the Company agree that the arbitrator’s award will be final and binding on both parties and understand that their ability to appeal the arbitrator’s written decision is strictly limited under the Federal Arbitration Act. Each party will have the right to request that the arbitrator issue a written decision that memorializes the essential findings of fact and law and the conclusions upon which the arbitrator’s decision and the award, if any, are based. The arbitrator shall be empowered to award either party any remedy at law or equity to which the party otherwise would have been entitled had the matter been litigated in court, including, but not limited to, general, special, and punitive damages, injunctive relief, costs and attorneys’ fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall have no jurisdiction to issue any award contrary to or inconsistent with the law, including the statute, regulation, ordinance, or common law at issue.

(d)           Employee understands that nothing in this Agreement shall prohibit Employee from filing a charge with a government agency responsible for the enforcement of statutory rights, including but not limited to the National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, the United States Department of Labor, and similar state and local agencies. However, notwithstanding the foregoing, Employee may not file a private lawsuit in any court regarding those statutory rights. Moreover, Employee may not participate as a class and/or collective member in any class and/or collective action filed in any court.

(e)           Employee and the Company expressly intend and agree that: (i) class action, collective action, and representative action procedures shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (ii) neither Employee nor the Company will assert, participate in, or join class action, collective action, or representative action claims against the other party in arbitration or otherwise; and (iii) Employee and the Company shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person.

(f)           This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws. Except as provided in Section 6(f) of this Agreement, any controversy, claim or dispute arising out of or relating to this Agreement shall be settled by final and binding arbitration in accordance with this Section 8.

9.            Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.          Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a)           If to the Company:

Shake Shack Enterprises, LLC

225 Varick Street, Suite 301

New York, NY 10014

Attn: Ronald Palmese, Jr., Chief Legal Officer

Email: rpalmese@shakeshack.com

Phone: 646-747-7241

(b)           If to Employee, at the address set forth on the signature page hereto.

11.          Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.          Entire Agreement.

The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet or offer letter). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

13.          Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Employee and a duly authorized officer of the Partnership, which expressly identifies the amended provision of this Agreement. Employee or a duly authorized officer of the Partnership may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

14.          No Inconsistent Actions.

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

15.          Construction.

This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party hereto shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) ”includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Persons referred to may require.

16.          Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17.          Withholding.

The Company and its Affiliates shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company or any of its Affiliates is required to withhold. The Company and its Affiliates shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

18.          Absence of Conflicts; Employee Acknowledgement; Confidentiality.

Employee hereby represents that from and after the Effective Date the performance of Employee’s duties hereunder will not breach any other agreement to which Employee is a party. Employee acknowledges that Employee has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company or any of its Affiliates other than those contained in writing herein, and has entered into this Agreement freely based on Employee’s own judgment. Employee agrees not to disclose the terms or existence of this Agreement to any Person unless the Company agrees to such disclosure in advance and in writing; provided that Employee may, without such permission, make such disclosures as are required by applicable law, including disclosures to taxing agencies, and disclose the terms of this Agreement to Employee’s attorney(s), accountant(s), tax advisor(s), and other professional service provider(s), and to members of Employee’s immediate family, as reasonably necessary; provided, further, that Employee instructs such Person(s) that the terms of this Agreement are strictly confidential and are not to be revealed to anyone else except as required by applicable law.

19.          Survival.

The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued prior to such expiration or termination (including, without limitation, pursuant to the provisions of Section 6 hereof).

20.          Section 409A.

(a)           General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to Employee under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify Employee for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A be transferred from Employee or any other individual to the Company or any of its Affiliates, employees or agents pursuant to the terms of this Agreement or otherwise.

(b)           Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 5(b) unless the termination of Employee’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, Employee’s right to receive installment payments pursuant to Section 5(b) shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed at the time of her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s termination benefits shall not be provided to Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of Employee’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of Employee’s death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c)           Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of Employee’s termination of employment are subject to Employee’s execution, delivery and non-revocation of a Release, (i) the Company shall deliver the Release to Employee within 7 days following the Date of Termination, and (ii) if Employee fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes her acceptance of the Release thereafter, Employee shall not be entitled to any payments or benefits otherwise conditioned on the Release. For purposes of this Section 20(c), “Release Expiration Date” shall mean the date that is 21 days following the date upon which the Company timely delivers the Release to Employee, or, in the event that Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Employee’s termination of employment are delayed pursuant to Section 5(b) and this Section 20(c), such amounts shall be paid in a lump sum on the first payroll date to occur on or after the 60th day following the Date of Termination, provided that, as of such 60th day, Employee has executed and has not revoked the Release (and any applicable revocation period has expired).

(d)           Section 280G. In the event that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Executive under any other plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with any transaction, then the Company shall cause to be determined, before any amounts of the Benefits are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Benefits notwithstanding that all or some portion of the Benefits may be subject to the Excise Tax: (a) payment in full of the entire amount of the Benefits (a “Full Payment”), or (b) payment of only a part of the Benefits so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), and Executive shall be entitled to payment of whichever amount shall result in a greater after-tax amount for Executive. If a Reduced Payment is made, the reduction in payments and/or benefits shall occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to Executive, on a pro rata basis (or if necessary, to zero) and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of Executive’s equity awards.

21.        Clawback Policy.

Executive acknowledges and agrees that any compensation or benefits received under this Agreement shall be subject to the Company’s Dodd-Frank Clawback Policy and any rules and regulations promulgated thereunder and that Executive shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date and year first above written, effective as of the Effective Date.

PUBCO

SHAKE SHACK INC.

By:	/s/ Ronald Palmese Jr.
Name:	Ronald Palmese Jr.
Title:	Chief Legal Officer

PARTNERSHIP

SSE HOLDINGS, LLC

By:	/s/ Ronald Palmese Jr.
Name:	Ronald Palmese Jr.
Title:	Chief Legal Officer

ENTERPRISES

SHAKE SHACK ENTERPRISES, LLC

By:	/s/ Ronald Palmese Jr.
Name:	Ronald Palmese Jr.
Title:	Chief Legal Officer

EXECUTIVE

By:	/s/ Stephanie Sentell
Name:	Stephanie Sentell